FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Pat Ball
Senior Vice President, Strategic Resources Group
800-818-1498

Team Health Holdings, Inc. Announces Preliminary 2015 Third Quarter Results And Updates 2015 Full Year Guidance

KNOXVILLE, Tenn., October 23, 2015 — Team Health Holdings, Inc. (“TeamHealth” or the "Company") (NYSE: TMH), a leading physician services organization, today announced its preliminary financial and operating results for the third quarter of 2015.

Preliminary Third Quarter 2015 Highlights

•	Net Revenue is expected to be $899.2 million, representing 26.2% growth over the third quarter of 2014.

◦
Acquisitions and hybrid acquisitions developed from new hospital contracting opportunities are expected to contribute the majority of net revenue growth between quarters followed by net new sales, and increases in same contract revenue. Within same contract revenue, both fee for service volume and pricing are anticipated to be modestly positive, but growth in pricing will be constrained by declines in Medicaid parity revenue between quarters.

•	Diluted net earnings per share (EPS) is expected to be $0.48; Adjusted EPS is expected to be $0.68.

◦
Although transaction costs of $2.6 million specifically related to the IPC Healthcare transaction have been excluded from the calculation of expected Adjusted EPS, an elevated level of other severance costs of $3.3 million, or $0.03 per share, is included in the projected results.

•	Adjusted EBITDA is expected to increase 13.6% to $101.1 million.

2015 Outlook

•	The Company is updating its Full Year 2015 outlook for projected net revenue growth from 24.0% - 26.0% to 25.0% - 26.0% and reiterating its Adjusted EBITDA margin of between 10.5% and 11.0%.

IPC Healthcare Transaction

•	Transaction remains on track, with closing expected in the fourth quarter of 2015.

See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of expected Adjusted EPS and its reconciliation to expected net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of expected diluted earnings per share to expected Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended September 30,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	72,331		73,687
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc.	$27,586	0.38	$35,442	0.48
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(680) and $439 for 2014 and 2015, respectively	2,406	0.03	(3,091)	(0.04)
Amortization expense, net of tax of $(4,184) and $(5,530) for 2014 and 2015, respectively	8,807	0.12	15,103	0.20
IPC transaction costs, net of tax of $(0) for 2015	—	—	2,582	0.04
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,729) for 2014	4,359	0.06	—	—
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$43,158	$0.60	$50,036	$0.68

See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of expected Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to expected net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of expected net earnings attributable to Team Health Holdings, Inc. to expected Adjusted EBITDA.

	Three Months Ended
	September 30,
	2014	2015
	(in thousands)
Net earnings attributable to Team Health	$27,586	$35,442
Interest expense, net	3,921	5,572
Provision for income taxes	20,895	22,837
Depreciation	5,826	6,290
Amortization	12,991	20,633
Other (income) expenses, net(a)	292	2,137
Contingent purchase and other acquisition compensation expense(b)	3,086	(3,530)
Transaction costs(c)	3,107	3,869
Equity based compensation expense(d)	3,345	3,985
Insurance subsidiaries interest income	503	535
Professional liability loss reserve adjustments associated with prior years	7,088	—
Severance and other charges	381	3,343
Adjusted EBITDA	$89,021	$101,113

a.	Reflects gain or loss on disposal of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity, including costs associated with the IPC Healthcare transaction of $2,582.

d.	Reflects costs related to equity awards granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan and the 2010 Nonqualified Stock Purchase Plan.

TeamHealth will report its full third quarter 2015 results and file its Form 10-Q after the market close on Tuesday, November 3, 2015, to be followed by a conference call on Wednesday, November 4 at 8:30 a.m. (Eastern Time).

The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13621635. The replay will be available until November 11, 2015.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution of material company information. Financial and other material information regarding TeamHealth is routinely posted on the company's Web site and is readily accessible.

About TeamHealth
At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians' ability to practice medicine, every day, in everything we do. Through our more than 14,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, anesthesia, urgent care, orthopaedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist and medical call center solutions to approximately 1,000 civilian and military hospitals, clinics and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term "TeamHealth" as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. "Providers" are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.

Forward Looking Statement
Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the "Company") about future events and financial performance are hereby identified as "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "could," "should," "may," "plan," "project," "predict" and similar expressions. The Company cautions that such "forward looking statements," including without limitation, those relating to the pending IPC Healthcare acquisition, the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the occurrence of any event that could give rise to a termination of the IPC Healthcare merger agreement, the risks that the proposed IPC Healthcare acquisition disrupts current plans and operations, current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update "forward looking statements" herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.